Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Christopher J. Littlefield, EVP & General
Counsel
515 / 362-3658
AmerUs Group Confirms Discussions with Aviva plc on Potential Transaction
DES MOINES, Iowa, July 7, 2006 – AmerUs Group Co. (NYSE: AMH), a leading producer of life insurance and annuity products, confirmed today that it is engaged in discussions with Aviva plc regarding a potential acquisition of the company by Aviva.
     The Company said that there can be no assurance that these discussions will result in any transaction. The Company said that it does not intend to comment or provide updates on the discussions until they are concluded.
     AmerUs Group Co. is an Iowa corporation located in Des Moines, Iowa, engaged through its subsidiaries in the business of marketing and distributing individual life insurance and annuity products in 50 states, the District of Columbia and the U.S. Virgin Islands. Its major operating subsidiaries include AmerUs Life Insurance Company, American Investors Life Insurance Company, Inc., Indianapolis Life Insurance Company and Bankers Life Insurance Company of New York.
     As of March 31, 2006, AmerUs Group’s total assets were $24.7 billion and shareholders’ equity totaled $1.7 billion, including accumulated other comprehensive income.